Results of Meeting of Shareholders

AXP UTILITIES FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                        Shares Voted "For"  Shares Withholding Authority to Vote
 Arne H. Carlson          152,129,519.279                6,835,947.113
 Philip J. Carroll, Jr.   152,699,917.130                6,265,549.262
 Livio D. DeSimone        152,527,902.473                6,437,563.919
 Barbara H. Fraser        152,680,482.003                6,284,984.389
 Ira D. Hall              152,634,120.908                6,331,345.484
 Heinz F. Hutter          152,475,320.267                6,490,146.125
 Anne P. Jones            152,562,438.895                6,403,027.497
 Stephen R. Lewis, Jr.    152,884,662.329                6,080,804.063
 Alan G. Quasha           152,763,727.592                6,201,738.800
 Stephen W. Roszell       152,859,674.473                6,105,791.919
 Alan K. Simpson          152,183,836.253                6,781,630.139
 Alison Taunton-Rigby     152,692,226.685                6,273,239.707
 William F. Truscott      152,837,226.368                6,128,240.024


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Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

  Shares Voted "For"  Shares Voted "Against"    Abstentions   Broker Non-Votes
    128,929,830.131       14,501,616.135       4,692,437.126   10,841,583.000

2(b). To change the name of the Corporation.

  Shares Voted "For"  Shares Voted "Against"    Abstentions   Broker Non-Votes
    141,695,508.942       11,730,926.139       5,539,031.311        0.000

Proposal 3

To approve a policy authorizing American Express Financial Corporation, subject to Board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

  Shares Voted "For"  Shares Voted "Against"    Abstentions   Broker Non-Votes
    129,755,272.290       13,767,851.005       4,600,760.097   10,841,583.000

Proposal 4

To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

  Shares Voted "For"  Shares Voted "Against"    Abstentions   Broker Non-Votes
    129,003,351.583       12,578,084.850       6,542,446.959   10,841,583.000

* Denotes Registrant-wide proposals and voting results.